Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-150268) of ZBB Energy Corporation of our report dated September 4, 2008 with respect to the consolidated financial statements of ZBB Energy Corporation included in this Annual Report (Form 10-KSB) for the year ended June 30, 2008,

/s/ PKF
Certified Public Accountants
A Professional Corporation

New York, New York
September 4, 2008